Ex.99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Funds:

We consent to the use of our report dated December 27, 2019, with respect to the financial statements of Aberdeen U.S. Sustainable Leaders Smaller Companies Fund (formerly, Aberdeen Focused US Equity Fund), Aberdeen Emerging Markets Sustainable Leaders Fund (formerly, Aberdeen International Equity Fund), and Aberdeen U.S. Sustainable Leaders Fund (formerly, Aberdeen U.S. Multi-Cap Equity Fund) as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
December 1, 2020